Q2 2026 Shareholder Letter AUGUST 6, 2026

Q2 2026 The Global Gayborhood in Your Pocket™ Dear Grindr Shareholders, As 2026 has progressed, it has become increasingly clear that our users are responding to the significant product work underway across the Grindr app even better than we had expected, delivering another exceptional quarter. As a result, we are raising our 2026 guidance and now expect full-year revenue to be approximately $540 million, up from $535 million, and adjusted EBITDA of approximately $232 million, up from $227 million. I am particularly excited that we are able to invest aggressively in the future of the business while simultaneously expanding profitability. Given our lean operating model, we entered the year planning only modest headcount growth. As we terraform Grindr into an AI-native company, we are delivering on our product roadmap and expansion efforts with even fewer hires, particularly in engineering. The result is continued improvement in our already best-in- class profitability. We now expect to finish 2026 with meaningfully fewer employees than we had originally planned, while continuing to hire and uplevel our team so Grindr can have among the strongest, leanest, high-performing operating teams of any public technology company. Shareholder Letter 2

Q2 2026 The Global Gayborhood in Your Pocket™ Building an AI-Native Company Terraforming Grindr to be AI-native in how it operates is most evident in our engineering organization. The engineer’s role has changed over the last several quarters from writing code directly to architecting, directing, and reviewing AI synthetics that write code. This fundamentally changes what Grindr is capable of building for our users.  Our conservative estimate is that total engineering output increased approximately 2.5x from July 2025 to April 2026 with minimal growth in the technical team. Before GenAI, producing that much technical output would have required roughly 200 additional engineers and approximately $60 million in annual cost. AI ~$60M ANNUAL SAVED COST Engineering Output (e.g., code shipped) vs. Headcount 2.5× ENGINEERING OUTPUT TECHNICAL TEAM HEADCOUNT July 2025 TECHNICAL TEAM HEADCOUNT 15% growth April 2026 But, the real constraint in software development has never only been dollars. It is the scarcity of exceptional engineering talent. Even if we had wanted to onboard another 200 engineers, we could not have found or hired that much great engineering capacity fast or well enough. Instead, AI allows us to concentrate our exceptional engineers on the work that most benefits from human creativity and judgment, while AI takes on an increasing share of the implementation. As a result, in H1 we were able to invest in the core free experience, continue improving reliability, create special product experiences for the Madonna partnership, and build the next generation of AI-native premium products all at the same time. Not long ago, adding one major initiative usually meant delaying another. That is becoming much less true now.  Over the next year, the goal is to move from AI writing code toward a more complete AI-native software development system that can, without human involvement, take product requirements, break them into engineering tasks, generate code, validate output, and move work toward production-readiness, before engineers review and formally commit the code. Underneath this, we have spent the last several years building an AI-native data infrastructure. Because we had to build our data infrastructure virtually from scratch, we were able to build for the AI era rather than modernize something designed for a pre-AI world – a bit like skipping copper wires and going straight to wireless. We now have a strong platform for developing and deploying machine-learning AI Terraforming That is why I call this AI terraforming. It is a bit like creating oxygen on Mars. The valuable output is not just more code. It is creating a technology organization that simply could not have existed before. Shareholder Letter 3

Shareholder Letter Q2 2026 The Global Gayborhood in Your Pocket™ models. Our proprietary AI data system, Data Daddy, allows employees across the company to ask data questions and receive immediate answers and analysis, with privacy safeguards. Better data is becoming the foundation for making the Grindr app more intelligent, personalized, and useful to our users. AI has never been just a future product story for Grindr. Our investment in AI is changing how fast we move, how we build, and how much we can accomplish for our users, while simultaneously delivering exceptional operating leverage for our shareholders, as our raised guidance shows. Product Momentum I am very encouraged that many of the product efforts are beginning to reinforce each other. The free experience is getting stronger, AI and better data are making the product more useful, and users can increasingly feel the impact of the work we have done to rearchitect and simplify the codebase every time they open the app. Overall, the product strategy we have been building toward over the last several years is coming together faster than we anticipated, users are responding positively, and we are seeing powerful organic revenue growth that is surpassing our expectations. 100+ Right Now 410ft Right Now is one of the most important ways to strengthen Grindr’s core hookup use case. Speed matters on Grindr, but the product needs to support more than immediate availability, giving users more control over when and how they show intent. We are broadening Right Now to allow more flexibility, reduce friction, and integrate it more naturally into the core app. We are also directly leaning into the elements that make Grindr unique, including NSFW communication, and pairing these product changes with more proactive marketing. As I’ve shared before, we expect Edge, our AI- native premium tier, to be one of the primary drivers of revenue growth in 2027 and beyond by giving high-intent users better, more personalized outcomes with less effort. In Q2, our focus has been on refining the branding, packaging, and positioning based on user testing. Packaging and marketing a premium experience like Edge is a new muscle for Grindr, and we’re learning how to excel at it. Reply Likely 2 mi Mike 30 Versatile Gaming, Travel Throughout the year, we have continued to improve the health of the Grindr ecosystem, and this quarter we removed a significant number of spammers and other bad actors engaging in illegal behavior. We’ve been investing in in-house AI and ML capabilities that enhance our ability to monitor illegal behavior and proactively suppress it. A healthier ecosystem improves the daily user experience and strengthens the network long-term. 4

Q2 2026 The Global Gayborhood in Your Pocket™ MADONNA   GRINDRX & the Global Gayborhood Our Madonna partnership is the clearest example yet of how much the perception of Grindr has expanded over the last three years. Not long ago, very few people would have expected one of the most important cultural icons in the world to build such a massive launch moment through Grindr. Today, that choice feels natural. Gay men have always had an outsized influence on culture, and that is especially true with Madonna. They did not just listen to Madonna – they were crucial to building her career. Grindr sits at the center of that audience in a way no other platform does, and that’s why Madonna chose to launch her much anticipated new album on Grindr.  Shareholder Letter Photo: Ricardo Gomes, Courtesy of Madonna. 5

Q2 2026 The Global Gayborhood in Your Pocket™ maybe, what's up just seeing who's around 11:26AM 11:26AM well i'm around 11:26AM noted 11:26AM dogpersonConfessions II bathwater The Immaculate Selection Confessions II Madonna  Like a Virgin True Blue   Like a Prayer   Erotica Bedtime Stories Ray of Light   Music American Life Confessions on a Dance Floor  Hard Candy MDNA Rebel Heart Madame X IMMACULATE SELECTION : :0 9 2 5 5 7The gays have questions.   motha has answers. IMMACULATE SELECTION HOURS MINUTES SECONDS IMMACULATE SELECTION watch Now Over three months, we embedded Madonna throughout the Grindr experience. The partnership became part of the product itself through artist integrations, custom in-app experiences, chat themes, notifications, profile mechanics, and a variety of other product moments that made it feel native to Grindr rather than simply a marketing campaign. In June, we executed a total takeover of Times Square, turning one of the world’s most iconic public spaces into an incredible experience of Grindr’s Global Gayborhood.  looking? 11:26AM CONFESSIONS WITH... MADONNA The results were exceptional. Our user base engaged with Madonna content inside the Grindr app globally. The story reached major business, technology, culture, and entertainment outlets all over the world.  The Madonna partnership demonstrated that Grindr can bring together product, commerce, culture, and real-world experiences in a way that feels native to our users and that no other platform can replicate. Smart partners understand that relevance will beat reach every time. That gives Grindr a role that goes far beyond being a place where people meet and creates opportunities that did not exist for us just a few years ago. Three years ago, this partnership would not have happened. And if it had, I do not think we could have executed on it. Years spent rebuilding the product, rebuilding our engineering organization, and elevating the brand put us in a position to do something that simply would not have been possible before, and the trust of our community enabled it to feel authentic. This partnership will not be the last. It also does not mean we are moving away from our core. The opposite is true. Our position in gay life gives us the right to do more. Shareholder Letter 6

Q2 2026 The Global Gayborhood in Your Pocket™ The Opportunity Ahead Grindr is performing ahead of what we expected coming into the year, with many of the priorities I laid out in my February letter to shareholders showing up in the business faster and delivering more than we anticipated. Strong AI adoption is creating operating leverage well beyond what we anticipated.  This quarter, our partnership with Madonna became the clearest cultural and commercial example of our broader strategy. It made something obvious that has often been overlooked: Grindr has a much bigger role in gay life than most people – particularly people outside the gay community – had previously understood. We are continuing to build in the areas that matter most – Right Now, AI and personalization, Edge, and ecosystem health. Together, these efforts are creating a larger, more useful, and more profitable role for Grindr in gay life. The opportunity ahead is much bigger than what Grindr has historically been given credit for, and we believe we are still in the very early chapters of what Grindr can become. I want to thank our Board for their confidence in appointing me as Chairman, and I am excited to work with the Board as we pursue that opportunity together in the years ahead. Thank you to our shareholders for your continued support, George Arison Chairman and CEO Shareholder Letter 7

Q2 2026 The Global Gayborhood in Your Pocket™

Q2 2026 Financial & Operating Performance

Grindr delivered another outstanding quarter in Q2 2026, driven by strong user engagement with product enhancements, higher conversion rates, AI-driven engineering productivity, and successful cultural activations. Total revenue for the second quarter grew 33% year-over-year to $138 million, with net income of $18 million, representing a net income margin of 13%, and Adjusted EBITDA of $58 million, representing an Adjusted EBITDA margin of 42%.

Our operational momentum reflects strong execution across the business, underpinned by our AI terraforming efforts, which continue to unlock meaningful operational leverage.

Q2 2026 Operational Highlights

Average Paying Users	ARPPU
1.4M	**$26.51**
+16% Year-Over-Year Growth	+12% Year-Over-Year Growth

Revenue

App-based revenue for Q2 2026 grew to $113 million, up 30% year-over-year from $87 million in Q2 2025. Growth was driven by sustained demand across our XTRA and Unlimited subscription tiers and strong consumables performance.

Advertising revenue for Q2 2026 grew to $25 million, up 44% year-over-year from $17 million in Q2 2025. Growth was driven by strength in third-party advertising partnerships and the continuation of a large, year-long brand campaign. We continue to expect advertising revenue to run in the mid-to-high teens as a percentage of total revenue for the full year 2026 and we expect ads to normalize back near historical ranges in 2027.

Revenue

$ in millions


$104M
$17M
Advertising
$87M
App-Based
$116M
$19M
Advertising
$96M
App-Based
$126M
$23M
Advertising
$103M
App-Based
$130M
$23M
Advertising
$107M
App-Based
$138M
$25M
Advertising
$113
App-Based
Q2 '25
Q3 '25
Q4 '25
Q1 '26
Q2 '26

*The graphs presented above are for illustrative purposes and are not to scale.

Shareholder Letter 8

$58M $55M $55M $45M 47% 44% 45%43% 42% Adjusted EBITDA margin Q2 ‘25 Q3 ‘25 Q4 ‘25 Q1 ‘26 Q2 ‘26 *The graphs presented above are for illustrative purposes and are not to scale. Share Repurchase Program During Q2 2026, we entered into another accelerated share repurchase agreement for $60 million. Since December 2025, we have deployed $210 million toward repurchasing our common stock using prepaid written put options, forward repurchase transactions, and accelerated share repurchases. As of quarter end, certain of these transactions remain in progress, and will be completed by the third quarter of 2026. As of the end of Q2 2026, approximately $300 million remains available under our share repurchase authorization. Our repurchase activity will remain more opportunistic than in 2025 as we prioritize Shareholder Letter 9 Q2 2026 Operating Income Operating income for Q2 2026 was $33 million, or 24% of revenue, compared to $24 million, or 23% of revenue in Q2 2025. Operating expenses, excluding cost of revenue, were $71 million in Q2 2026, up from $53 million in Q2 2025, with a portion of the increase attributable to higher one-time marketing expenses related to the Madonna partnership. The strong revenue growth in the quarter more than offset the uptick in expenses. We ended the second quarter with 172 full-time U.S. employees and expect to conclude 2026 with lower overall headcount than originally planned at the outset of the year. Net Income Net income for Q2 2026 was $18 million, representing a net income margin of 13%, compared to $17 million, or 16% of revenue in Q2 2025. Net income for the quarter reflects ongoing discipline in managing core operations offset by increased tax obligations, interest expense, and non-cash stock- based compensation. Diluted earnings per share was $0.10 compared to $0.08 per share in Q2 2025. Adjusted EBITDA Adjusted EBITDA for Q2 2026 was $58 million, or 42% of total revenue, compared to $45 million or 43% of revenue in Q2 2025. Our profitability demonstrates that we can aggressively invest in our core app, ensure ongoing ecosystem health, and prioritize long-term expansion initiatives while maintaining strong margins. Adjusted EBITDA $ in millions $58M The Global Gayborhood in Your Pocket™

Q2 2026 The Global Gayborhood in Your Pocket™ disciplined capital allocation, emphasizing internal investment in the business. We will, however, continue to maintain the flexibility to repurchase shares as market conditions warrant. Guidance Given our strong performance through the first half of 2026, positive user response to core app improvements, and higher than anticipated AI-driven operational leverage, we are raising our full-year 2026 outlook. We now expect full year 2026 revenue to be approximately $540 million and full-year 2026 Adjusted EBITDA to be approximately $232 million. Conference Call  Grindr will host a conference call to discuss these results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), August 6, 2026. The live audio webcast, along with the press release, will be accessible at https:// investors.grindr.com/. A recording of the webcast will also be available on our website following the conference call. Shareholder Letter 10

Q2 2026 The Global Gayborhood in Your Pocket™ Adjusted EBITDA and Adjusted EBITDA Margin (in thousands) Shareholder Letter 11

Q2 2026 The Global Gayborhood in Your Pocket™ Adjusted EBITDA and Adjusted EBITDA Margin (in thousands) Shareholder Letter 12

Q2 2026 The Global Gayborhood in Your Pocket™ Unaudited Condensed Consolidated Balance Sheets (in thousands, except for share data) Shareholder Letter 13

Q2 2026 The Global Gayborhood in Your Pocket™ Unaudited Condensed Consolidated Statement of Operations (in thousands) Shareholder Letter 14

Q2 2026 The Global Gayborhood in Your Pocket™ Unaudited Condensed Consolidated Statement of Cash Flows (in thousands) Shareholder Letter 15

Q2 2026 The Global Gayborhood in Your Pocket™ Unaudited Condensed Consolidated Statement of Cash Flows Continued (in thousands) Shareholder Letter 16

Q2 2026 The Global Gayborhood in Your Pocket™ Forward Looking Statements This letter contains “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 regarding, among other things, Grindr’s current views with respect to our industry, operations, and future business plans, expectations and performance. These forward-looking statements can generally be identified by the use of forward- looking terminology, such as “anticipates,” “approximately,” “believes,” “continues,” “could,” “estimates,” “expects,” “goal,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,” or the negative version of these words or other comparable words or phrases, but the absence of these words does not mean that a statement is not forward-looking.  These forward-looking statements include, among others, statements regarding our annual revenue and Adjusted EBITDA guidance for 2026; expectations regarding advertising revenue as a percentage of total revenue for 2026 and any subsequent period; statements regarding capital allocation and investment, share repurchase plans and expectations,, business expansion, future strategic partnerships, drivers of revenue growth and cost reduction, and expectations for profitability; plans related to headcount; AI-related plans and goals including plans to create an AI-native software development system; plans and expectations regarding development of new and existing products and features, including AI-driven features;  and expectations regarding product launches, and timing. Forward-looking statements are based on current expectations and assumptions and, as a result, are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from our expectations discussed in the forward-looking statements. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) our ability to retain existing users and add new users; (ii) market perception of our brand; (iii) the impact of the legal environment and complexities with litigation and regulatory compliance related to such environment, including maintaining compliance with privacy, data protection, consumer protection, and online safety laws and regulations as well as laws that may apply to any new products or services we have introduced and may introduce in the future, including in the health and wellness sector; (iv) our ability to address privacy concerns and protect systems and infrastructure from cyber-attacks and prevent unauthorized data access; (v) our ability to detect and suppres sillegal activity; (vi) our ability to  identify and consummate strategic transactions including strategic partnerships, acquisitions, or investments in complementary products, services, or technologies, including outside of our core product; and our ability to realize the intended benefit of such transactions; (vii) our success in retaining or recruiting directors, officers, key employees, or other key personnel, and our success in managing any changes in such roles; (viii) competition in the dating and social networking products and services industry; (ix) our ability to adapt to changes in technology and user preferences in a timely and cost-effective manner; (x) our ability to successfully develop and adopt AI and machine learning technologies, and processes – including generative AI – in our daily operations, including by deploying generative AI and machine learningin our products and services; (xi) our dependence on the integrity of third-party systems and infrastructure; (xii) our ability to protect our intellectual property rights from unauthorized use by third parties; (xiii) whether the concentration of our stock ownership and voting power limits our stockholders’ ability to influence corporate matters; (xiv) the impact of resales of significant volumes of our securities by any of our directors or significant stockholders, including pursuant to one or more margin calls on such stockholders’ loans, on our stock price; (xv) the timing, price and quantity of repurchases of shares of our common stock under our Shareholder Letter 17

Q2 2026 The Global Gayborhood in Your Pocket™ repurchase program, and our ability to fund any such repurchases; (xvi) the effects of macroeconomic and geopolitical events on our business, such as health epidemics, pandemics, natural disasters, the impacts of changing tariff policies and trade tensions, and wars or other regional conflicts; and (xvii) the impact of anti-LGBTQ policies and actions by governments and non-state actors around the world, including to block or otherwise restrict access to our app in their countries. The foregoing list of factors is not exhaustive. Further information on these and additional risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those included in or contemplated by our forward- looking statements are included in the section titled “Risk Factors'' included under Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2025 and in Quarterly Reports on Form 10-Q we file thereafter. Any forward-looking statement speaks only as of the date on which it is made, and you should not place undue reliance on forward-looking statements. Except as required by law, Grindr assumes no obligation, and does not intend, to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise. Non-GAAP Financial Measures We use Adjusted EBITDA and Adjusted EBITDA margin which are non-GAAP measures, to understand and evaluate our core operating performance. These non-GAAP financial measures, which may differ from similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of Grindr’s financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP.  Adjusted EBITDA adjusts for the impact of items that we do not consider indicative of the operational performance of our business. We define Adjusted EBITDA as net income excluding income tax provision; interest expense, net; depreciation and amortization; stock-based compensation expense; equity method investee losses; change in fair value of warrant liability; and related credit loss; change in fair value of derivative instruments; and employee transition costs, litigation-related costs, transaction- related costs, and other items, in each case, that are unrelated to our core ongoing business operations. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA for a period by revenue for the same period.  Our management uses these measures internally to evaluate the performance of our business and these measures are among the primary metrics by which management and other employees are compensated. We exclude the above items as some are non-cash in nature and others may not be representative of normal operating results. While we believe that Adjusted EBITDA and Adjusted EBITDA Margin are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared and presented in accordance with U.S. GAAP. A reconciliation of Grindr’s non-GAAP financial measures to the most comparable GAAP financial measures are presented above. We are not able to estimate net income on a forward-looking basis or reconcile the guidance provided for Adjusted EBITDA to net income on a forward-looking basis without Shareholder Letter 18

Q2 2026 The Global Gayborhood in Your Pocket™ unreasonable efforts due to the variability and complexity with respect to the charges excluded from Adjusted EBITDA. In particular, the measures and effects of our stock-based compensation related to equity grants that are directly impacted by unpredictable fluctuations in our share price. The variability of the above charges could have a significant and potentially unpredictable impact on our future GAAP financial results. Key Operating Measures Our key operating measures include Average Paying Users and Average App-Based Revenue per Average Paying User (ARPPU). We define our key operating measures and how we calculate them in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Operating and Financial Metrics” included under Part I, Item 2 in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.  Trademarks This letter may contain trademarks of Grindr. Solely for convenience, trademarks referred to in this letter may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that Grindr will not assert, to the fullest extent under applicable law, its rights to these trademarks. About Grindr With 15 million average monthly active users, Grindr has grown to become the Global Gayborhood in Your Pocket™, on a mission to make a world where the lives of our global community are free, equal, and just. Available in 190+ countries and territories, Grindr is often the primary way for its users to connect, express themselves, and discover the world around them. Since 2015, Grindr for Equality has advanced human rights, health, and safety for millions of LGBTQ+ people in partnership with organizations in every region of the world. Grindr has offices in West Hollywood, the Bay Area, Chicago, and New York. The Grindr app is available on the App Store and Google Play. Shareholder Letter 19